                                                                   EXHIBIT 10.19

                             Subject to Approval by CancerVax Board of Directors
                                                                    CONFIDENTIAL

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is effective as of the Service Commencement Date (as defined in Section 1, below), between CancerVax Corporation, a Delaware corporation (the "Company"), and MARTIN A. MATTINGLY, an individual ("Executive"), with reference to the following:

                                    RECITALS

         WHEREAS, the Company has agreed to employ Executive and Executive has agreed to accept such employment on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the various covenants and agreements hereinafter set forth, the parties hereto agree as follows:

         1. Term of Employment. The Company hereby employs Executive and Executive accepts such employment commencing on May 15, 2003, or such other date as Executive and Company may mutually agree upon in writing (the "Service Commencement Date") and terminating on the fourth anniversary hereof, unless sooner terminated as hereinafter provided.

         2. Services to be Rendered.

                  2.1. Duties. Executive shall serve as Executive Vice President, Marketing and Business Development, of the Company, or in such other capacity with the Company, any company into which the Company may be merged or any present or future subsidiary of either of them, as the Board of Directors of the Company (the "Board") or the Chief Executive Officer of the Company ("CEO") may assign to Executive in connection with the business of the Company (the "Company Business"). In the performance of such duties, Executive shall report directly to the CEO and shall be subject to the direction of the CEO and to such limits upon Executive's authority as the CEO may from time to time impose. Executive hereby consents to serve as an officer and/or director of the Company or any subsidiary or affiliate thereof without any additional salary or compensation, if so requested by the Board. Executive shall be employed by the Company on a full time basis. Executive's place of work shall be at the Corporation's headquarters in Carlsbad, CA or such other location within San Diego County, as may be designated by the CEO from time to time. However, Executive shall also render services at such other place or places within or without the United States as the CEO may direct from time to time. Executive shall be subject to the policies and procedures generally applicable to senior executives of the Company to the extent the same are not inconsistent with any term of this Agreement.

                  2.2. Exclusive Services. Executive shall at all times faithfully, industriously and to the best of his ability, experience and talent perform to the satisfaction of the Board and the CEO all of the duties that may be assigned to Executive hereunder and, except as set forth in Section 2.1, shall devote all of his productive time and efforts to the

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                                   Subject to Approval by the Board of Directors

performance of such duties. Executive may devote time to personal and family investments to the extent that the time so spent does not conflict with the Company Business. The existence of such a conflict shall be determined in good faith by the Board.

         3. Compensation and Benefits. The Company shall pay the following compensation and benefits to Executive during the term hereof, and Executive shall accept the same as payment in full for all services rendered by Executive to or for the benefit of the Company:

                  3.1. Salary. The Company shall pay to Executive an annualized salary ("Base Salary") of Two Hundred Sixty Thousand Dollars ($260,000.00). Thereafter, annual salary reviews will occur every February 1. The Base Salary shall accrue in equal monthly installments in arrears and shall be payable in accordance with the payroll practices of the Company in effect from time to time. The Executive's first ninety (90) days of employment with CancerVax Corporation are considered an Introductory Period. Completion of the Introductory Period does not guarantee continued employment for any specified period of time, nor does it require that a dismissal be based on cause.

                  3.2. Bonus. Executive shall be eligible to participate in the CancerVax Corporation Management Incentive Compensation Plan, as approved by the Company's Board of Directors from time to time, or in such other bonus plan as the Board of Directors may approve for the Senior Executives of the Corporation.

                  3.3. Fringe Benefits. Executive shall be entitled to participate in benefits under the Company's benefit plans and arrangements, including, without limitation, any employee benefit plan or arrangement made available in the future by the Company to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall have the right to amend or delete any such benefit plan or arrangement made available by the Company to its senior executives and not otherwise specifically provided for herein.

                  3.4. Expenses. The Company shall reimburse Executive for reasonable out-of-pocket expenses incurred in connection with the Company Business and the performance of his duties hereunder, subject to (i) such policies as the Company may from time to time establish, (ii) Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures, (iii) Executive receiving advance approval from the CEO in the case of expenses for travel outside of North America and (iv) Executive receiving advance approval from the CEO in case of expenses (or a series of related expenses) in excess of $5,000. It is agreed that the Company shall reimburse Executive for reasonable legal fees he actually incurs in connection with the review of these employment arrangements in an amount not to exceed Two Thousand Dollars ($2,000.00). Executive shall provide evidence reasonably satisfactory to the Company of all such legal fees.

                  3.5. Vacation. Executive shall be entitled to the number of paid vacation days, but not less than twenty (20) days, in each calendar year determined by the Company

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                                   Subject to Approval by the Board of Directors

from time to time for its senior executive officers. Executive shall also be entitled to all paid holidays given to the Company's senior executive officers.

                  3.6. Stock Options. Subject to the approval of the Company's Board of Directors or its Compensation Committee, Executive shall be granted an option to purchase Four Hundred Thousand (400,000) shares of the Company's common stock. The exercise price per share shall be equal to the fair market value per share on the date the option is granted or on Executive's first day of service, whichever is later (the "Grant Date"). The option shall be subject to the terms and conditions applicable to options granted under the Company's 2000 Stock Incentive Plan (the "Plan"), as amended, as described in such Plan and the applicable stock option agreement, the form of which is attached to this Agreement as Exhibit A. Executive shall vest in Twenty-five Thousand shares (25,000) upon the Grant Date, and the balance of the shares (Three Hundred Seventy-five Thousand (375,000) shares) shall vest in monthly installments over the forty-eight (48) months of service following such date, as described in the applicable stock option agreement. In addition to any accelerated vesting provisions under the Plan, (a) upon a Corporate Transaction (as defined in the Plan), 50% of the then unvested portion of the Option shall accelerate, vest and become exercisable and (b) upon any termination by the Company of Executive's employment under this Agreement for Company Convenience as defined in Section 7.3, or by the Executive following a Corporate Transaction for Good Reason (as such terms are defined in the Plan), the number of stock options shall vest upon the effective date of such termination which would have vested if Executive had remained employed during the Severance Period described in Section 7.4 (without regard to any other vesting acceleration triggers). The exercise price of the Option shall be equal to the fair market value of the Company's common stock as determined by the Board at the time of grant.

                  3.7. Withholding and other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

         4. Representations and Warranties.

         Executive represents and warrants to the Company that (a) Executive is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder and (b) Executive is under no physical or mental disability that would hinder the performance of his duties under this Agreement.

         The Company represents and warrants that, following the approval of this Agreement by its Board: (a) it is fully authorized to enter into this Agreement and to perform its obligations under it; (b) the execution and delivery of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which it is a party or by which it is bound; and (c) upon the execution and delivery of this Agreement by both parties hereto, this Agreement shall be a valid and binding obligation of the Company, enforceable against it in accordance with its

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                                   Subject to Approval by the Board of Directors

terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

         5. Certain Covenants.

                  5.1. Non-competition. Except as may otherwise be approved by the Board, during the term of this Agreement, Executive shall not have any ownership interest (of record or beneficial) in, or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United States and/or any foreign country in a business which competes directly or indirectly (as determined by the Board) with the Company's business in such county, city or part thereof, so long as the Company, or any successor in interest of the Company to the business and goodwill of the Company, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange if Executive
(a) is not a controlling person of, or a member of a group which controls, such entity; or (b) does not, directly or indirectly, own one percent (1%) or more of any class of securities of any such entity.

                  5.2. Trade Secrets. Executive acknowledges that the nature of Executive's engagement by the Company is such that Executive will have access to Confidential Information (defined below) which has great value to the Company and that except for Executive's engagement by the Company, Executive would not otherwise have access to the Confidential Information. During the term of this Agreement and at all times thereafter, Executive shall keep all of the Confidential Information in confidence and shall not disclose any of the same to any other person, except: (a) as necessary in the performance of his services under this Agreement, provided that any such disclosures shall be in accordance with the Company's policies and procedures; (b) to the Company's personnel entitled thereto; and (c) to other persons designated in writing by the Company. Executive shall not cause, suffer or permit the Confidential Information to be used for the gain or benefit of any party outside of the Company or for Executive's personal gain or benefit outside the scope of Executive's engagement by the Company. Executive shall sign the Company's standard form of invention assignment and confidentiality agreement upon the Company's request. Anything herein to the contrary notwithstanding, Executive may disclose Confidential Information if required to do so by legal process or in a judicial or administrative proceeding, provided that Executive shall give reasonable advance notice to the Company of such disclosure requirement so that the Company may seek a protective order and or other appropriate remedy or waive compliance with the confidentiality provisions of this Agreement, and will cooperate fully with the Company's reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

                  5.3. Solicitation of Employees. Executive shall not during the term hereof and for the one year period following any expiration or termination hereof (the "Restricted

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                                   Subject to Approval by the Board of Directors

Period"), directly or indirectly, hire, solicit or encourage to leave the employment of the Company or any of its affiliates, any employee of the Company or any of its affiliates or hire any such employee who has left the employment of the Company or any of its affiliates within one year of the termination of such employee's employment with the Company or any of its affiliates.

                  5.4. Solicitation of Consultants. Executive shall not during the Restricted Period, directly or indirectly, hire, solicit or encourage to cease work with the Company or any of its affiliates any consultant then under contract with the Company or any of its affiliates within one year of the termination of such consultant's engagement by the Company or any of its affiliates.

                  5.5. Rights and Remedies Upon Breach. If Executive breaches or threatens to commit a breach of any of the provisions of this
Section 5 (the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

                           (i)      Specific Performance. The right and remedy
to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide adequate remedy to the Company; and

                           (ii)     Accounting and Indemnification. The right
and remedy to require Executive (i) to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (ii) to indemnify the Company against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys' fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants.

                  5.6. Severability of Covenants/Blue Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Executive hereby waives any and all right to attack the validity of the

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                                   Subject to Approval by the Board of Directors

Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.

                  5.7. Enforceability in Jurisdictions. The Company and Executive intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Executive that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

                  5.8.     Definitions.

                           (i)      The term "Company", as used in Sections 5.1
- 5.7, means not only CancerVax Corporation, but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with CancerVax Corporation.

                           (ii)     The term "Confidential Information", as used
herein, means all information or material not generally known by non-Company personnel which (i) gives the Company some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company; (ii) which is owned by the Company or in which the Company has an interest and (iii) which is either (A) marked "Confidential Information," "Proprietary Information" or other similar marking,
(B) known by Executive to be considered confidential and proprietary by the Company or (C) from all the relevant circumstances should reasonably be assumed by Executive to be confidential and proprietary to the Company. Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing): trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know how, processes, formulas, models, flow charts, software in various stages of development, source codes, object codes, research and development procedures, research or development and test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customers and/or suppliers' identities, characteristics and agreements, financial information and projections, and Executive files. Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company. NOTWITHSTANDING THE ABOVE, HOWEVER, NO INFORMATION CONSTITUTES CONFIDENTIAL INFORMATION IF IT IS GENERIC INFORMATION OR GENERAL KNOWLEDGE WHICH COVENANTOR WOULD HAVE LEARNED IN THE COURSE OF SIMILAR

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                                   Subject to Approval by the Board of Directors

EMPLOYMENT ELSEWHERE IN THE TRADE OR IF IT IS OTHERWISE PUBLICLY KNOWN AND IN THE PUBLIC DOMAIN.

         6. Insurance. The Company shall have the right to take out life, health, accident, "key-man" or other insurance covering Executive, in the name of the Company and at the Company's expense in any amount deemed appropriate by the Company. Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.

         7. Termination.

                  7.1. Death or Total Disability of Executive. If Executive dies or becomes totally disabled during the term of this Agreement, Executive's employment hereunder shall automatically terminate. For these purposes, Executive shall be deemed totally disabled if Executive shall become physically or mentally incapacitated or disabled or otherwise unable fully to discharge Executive's duties hereunder for a period of ninety (90) consecutive calendar days or for 120 calendar days in any 180 calendar-day period.

                  7.2. Termination for Good Cause. Executive's employment hereunder may be terminated by the Company for "good cause." The term "good cause" is defined as any one or more of the following occurrences:

                           (i)      Executive's breach of any of the covenants
contained in Section 5 of this Agreement;

                           (ii)     Executive's conviction by, or entry of a
plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude or punishable by imprisonment in the jurisdiction involved;

                           (iii)    Executive's commission of an act of fraud,
whether prior to or subsequent to the date hereof upon the Company;

                           (iv)     Executive's continuing repeated willful
failure or refusal to perform Executive's duties as required by this Agreement (including, without limitation, Executive's inability to perform Executive's duties hereunder as a result of chronic alcoholism or drug addiction and/or as a result of any failure to comply with any laws, rules or regulations of any governmental entity with respect to Executive's employment by the Company);

                           (v)      Executive's gross negligence,
insubordination or material violation of any duty of loyalty to the Company or any other material misconduct on the part of Executive;

                           (vi)     Executive's commission of any act which is
detrimental to the Company's business or goodwill; or

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                                   Subject to Approval by the Board of Directors

                           (vii)    Executive's breach of any other provision of
this Agreement, provided that termination of Executive's employment pursuant to this subsection (vii) shall not constitute valid termination for good cause unless Executive shall have first received written notice from the Board stating with specificity the nature of such breach and affording Executive at least fifteen (15) days to correct the breach alleged.

                  7.3. Company Convenience or Good Reason. The Company may terminate Executive's employment at any time and without cause and for any reason or for no reason at the Company's sole discretion ("Company Convenience"), effective five (5) days after notice to Executive. Executive may terminate his employment at any time with or without Good Reason (as such term is defined in the Plan).

                  7.4. Severance Compensation. Upon the occurrence of any of the events referred to in Sections 7.1 and 7.2 above, Executive (or Executive's heirs or representatives) shall be entitled to receive only such portion (if any) of the Base Salary as may theretofore have accrued but be unpaid on the date on which the termination shall take effect. Upon the termination of Executive's employment for Company Convenience, or upon Executive's termination of his employment with the Company following a Corporate Transaction for Good Reason (as such terms are defined in the Plan), the Company shall continue to pay to Executive, as severance pay, Executive's Base Salary as provided in
Section 3.1 above, for a period of 12 months after the effective date of such termination and a bonus equal to the average of the prior annual bonuses paid in accordance with the CancerVax Corporation Management Incentive Compensation Plan (disregarding any year when no bonus was paid), if any.

                  7.5. Return of the Company's Property. If this Agreement is terminated for any of the foregoing reasons, the Company shall have the right, at its option, to require Executive to vacate his offices prior to the effective date of termination and to cease all activities on the Company's behalf. Upon the termination of his employment in any manner, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company's business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company.

                  7.6. Waiver of the Company's Liability. Executive recognizes that this Agreement is subject to termination with or without cause for any reason and therefore Executive agrees that Executive shall hold the Company harmless from and against any and all liabilities, losses, damages, costs and expenses, including but not limited to, court costs and reasonable attorneys' fees, which Executive may incur as a result of the termination of this Agreement. Executive further agrees that Executive shall bring no claim or cause of action against the Company for damages or injunctive relieve based on a wrongful termination of employment. Executive agrees that the sole liability of the Company to Executive upon termination of this Agreement shall be that determined by Section 7.4 herein. In the event this covenant is more restrictive than permitted by laws of the jurisdiction in

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                                   Subject to Approval by the Board of Directors

which the Company seeks enforcement thereof, this covenant shall be limited to the extent permitted by law.

         8. Arbitration. Except as provided in Section 5.7, any claim or controversy arising out of or relating to this Agreement shall be settled by arbitration in San Diego, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Each party shall select one arbitrator and the two arbitrators so chosen will select a third arbitrator who shall act as the sole arbitrator of any dispute. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the sole arbitrator, and all other fees and costs, shall be borne by the Company.

         9. General Relationship. Executive shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers' compensation, industrial accident, labor and taxes.

         10. Miscellaneous.

                  10.1. Modification; Prior Claims. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, and supersedes all existing agreements between them concerning such subject matter including, without limitation, the offer letter to Executive from the Company dated as of February 28, 2003, and may be modified only by a written instrument duly executed by each party. Notwithstanding the foregoing, the Confidential Disclosure Agreement executed between the parties as of April ___, 2003 (the "CDA"), shall remain in full force and effect and shall govern with respect to all disclosures of Confidential Information (as such term is defined in the CDA) from the Company to Executive prior to the Service Commencement Date.

                  10.2. Assignment. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company.

                  10.3. Survival. The covenants, agreements, representations and warranties contained in or made in Sections 3.7, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 7.4, 7.5, 7.6, 8 and 10 of this Agreement shall survive any termination of Executive's employment.

                  10.4. Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

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                                   Subject to Approval by the Board of Directors

                  10.5. Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party's rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

                  10.6. Hiring At Will. Any continuance of Executive's employment by the Company after the term hereof shall be deemed a hiring at will (unless such continuance is the subject of a new written agreement) and shall be subject to termination with or without cause by either party upon delivery of notice thereof.

                  10.7. Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

                  10.8. Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:

                           Company:
                                    CancerVax Corporation
                                    2110 Rutherford Road
                                    Carlsbad, CA 92008
                                    Attention: Chief Executive Officer
                           Executive:
                                    Martin A. Mattingly
                                    13910 Rancho Solana Trail
                                    San Diego, CA 92130

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

                  10.9. Severability. All Sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.

                  10.10. Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made

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                                   Subject to Approval by the Board of Directors

and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Except as provided in Sections 5.7 and 8, any suit brought hereon shall be brought in the state or federal courts sitting in Los Angeles, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

                  10.11. Non-transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

                  10.12. Attorneys' Fees. Subject to the provisions of Section 8 hereof with respect to arbitration, if any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

                  10.13. Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word "person" shall include any corporation, firm, partnership or other form of association.

                  10.14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

                  10.15. Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

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                                   Subject to Approval by the Board of Directors

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date hereinabove set forth.

                                                   THE COMPANY
                                                   CancerVax Corporation,
                                                   a Delaware corporation

                                                   By: /s/ David F. Hale
                                                       -------------------------
                                                       David F. Hale
                                                       Its: President and CEO

                                                   EXECUTIVE

                                                       /s/ Martin A. Mattingly
                                                       -------------------------
                                                       Martin A. Mattingly

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                                   Subject to Approval by the Board of Directors

                                    EXHIBIT A

                         FORM OF STOCK OPTION AGREEMENT

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                                                                           DRAFT

                              CANCERVAX CORPORATION
                SECOND AMENDED AND RESTATED 2000 STOCK INCENTIVE
                                      PLAN

                             STOCK OPTION AGREEMENT

         Pursuant to your Stock Option Grant Notice ("Grant Notice") and this Stock Option Agreement, CancerVax Corporation has granted you an Option under its Second Amended and Restated 2000 Stock Incentive Plan (the "Plan"), to purchase the number of shares of the Company's Common Stock indicated in your Grant Notice (the "Shares") at the exercise price indicated in your Grant Notice. Capitalized terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

         The details of the Option are as follows:

         1. VESTING AND EXERCISABILITY. Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice, provided that vesting will cease upon the termination of your employment or service relationship with the Company or a Related Corporation and the unvested portion of the Option will terminate.

         2. SECURITIES LAW COMPLIANCE. Notwithstanding any other provision of this Agreement, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

         3. INCENTIVE STOCK OPTION QUALIFICATION. If so designated in your Grant Notice, all or a portion of the Option is intended to qualify as an Incentive Stock Option under federal income tax law, but the Company does not represent or guarantee that the Option qualifies as such.

         If the Option has been designated as an Incentive Stock Option and the aggregate Fair Market Value (determined as of the grant date) of the shares of Common Stock subject to the portions of the Option and all other Incentive Stock Options you hold that first become exercisable during any calendar year exceeds $100,000, any excess portion will be treated as a Nonqualified Stock Option, unless the Internal Revenue Service changes the rules and regulations governing the $100,000 limit for Incentive Stock Options. A portion of the Option may be treated as a Nonqualified Stock Option if certain events cause exercisability of the Option to accelerate.

         4. NOTICE OF DISQUALIFYING DISPOSITION. To the extent the Option has been designated as an Incentive Stock Option, to obtain certain tax benefits afforded to Incentive Stock Options you must hold the Shares issued upon the exercise of the Option for two years

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after the Grant Date and one year after the date of exercise. You may be subject to the alternative minimum tax at the time of exercise. You should obtain tax advice when exercising the Option and prior to the disposition of the Shares. By accepting the Option, you agree to promptly notify the Company if you dispose of any of the Shares within one year from the date you exercise all or part of the Option or within two years from the Grant Date.

         5. METHOD OF EXERCISE. You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of Shares for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing. Such payment must be paid in cash or by check (acceptable to the Plan Administrator) or, unless the Plan Administrator in its sole discretion determines otherwise, either at the time the Option is granted or at any time before it is exercised, in any combination of:

                  (a)      cash;

                  (b)      check (acceptable to the Plan Administrator);

                  (c) tendering (either actually or, if the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock already owned by the Participant for at least six months (or any shorter period necessary to avoid a charge to the Company's earnings for financial reporting purposes) that on the day prior to the exercise date have a Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

                  (d) if the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, delivery of a properly executed exercise notice, together with irrevocable instructions to a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or

                  (e) such other consideration as the Plan Administrator may permit.

         6. REPURCHASE AND FIRST REFUSAL RIGHTS. So long as the Common Stock is not registered under the Exchange Act, the Company may, in its sole discretion at the time of exercise, require you to sign a stock purchase agreement, stockholders agreement and/or voting agreement, in the form to be provided, pursuant to which you will agree that the Shares acquired by you upon exercise of the Option will be subject to the Company's rights of first refusal, repurchase rights, other transfer restrictions, certain voting restrictions or other restrictions. Upon request to the Company, you may review a current form of any of these agreements, as applicable, prior to exercise of the Option.

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         7.       MARKET STANDOFF. By exercising the Option you agree that the
Shares will be subject to the market standoff restrictions on transfer set forth in the Plan.

         8. TREATMENT UPON TERMINATION OF EMPLOYMENT OR SERVICE RELATIONSHIP. The unvested portion of the Option will terminate automatically and without further notice immediately upon termination of your employment or service relationship with the Company or a Related Corporation for any reason (the "Employment Termination Date"). You may exercise the vested portion of the Option as follows:

                  (a) General Rule. Subject to clauses (b) and (c) below, you must exercise the vested portion of the Option on or before the earlier of (i) three months after your Employment Termination Date and (ii) the Option Expiration Date;

                  (b) Retirement or Disability. If your employment or service relationship terminates due to Retirement or Disability, you must exercise the vested portion of the Option on or before the earlier of (i) one year after your Employment Termination Date and (ii) the Option Expiration Date.

                  (c) Death. If your employment or service relationship terminates due to your death, the vested portion of the Option must be exercised on or before the earlier of (i) one year after your Employment Termination Date and (ii) the Option Expiration Date. If you die after your Employment Termination Date but while the Option is still exercisable, the vested portion of the Option may be exercised until the earlier of (x) one year after the date of death and (y) the Option Expiration Date; and

                  (d) Cause. The vested portion of the Option will automatically expire at the time the Company first notifies you of the termination of your employment or service relationship with the Company or a Related Corporation for Cause, unless the Plan Administrator determines otherwise. If your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option likewise will be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after your Employment Termination Date, any Option you then hold may be immediately terminated by the Plan Administrator.

         An Option designated as an Incentive Stock Option shall cease to qualify for favorable tax treatment as an Incentive Stock Option to the extent it is exercised (a) more than three months after the Employment Termination Date if termination was for reasons other than death or disability (as defined in Section 22(e)(3) of the Code), (b) more than one year after the Employment Termination Date if termination was by reason of disability (as defined in Section 22(e)(3) of the Code), or (c) after the Participant has been on leave of absence for more than 90 days, unless the Participant's reemployment rights are guaranteed by statute or contract.

    IT IS YOUR RESPONSIBILITY TO BE AWARE OF THE DATE THE OPTION TERMINATES.

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         9.       LIMITED TRANSFERABILITY. During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution, except that Nonqualified Stock Options may be transferred to the extent permitted by the Plan Administrator and the Plan. The Plan provides for exercise of the Option by a designated beneficiary or the personal representative of your estate.

         10. WITHHOLDING TAXES. As a condition to the exercise of any portion of an Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.

         11. OPTION NOT AN EMPLOYMENT OR SERVICE CONTRACT. Nothing in the Plan or any Award granted under the Plan will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Corporation or limit in any way the right of the Company or any Related Corporation to terminate your employment or other relationship at any time, with or without Cause.

         12. NO RIGHT TO DAMAGES. You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within three months (one year in the case of Retirement, Disability or death) of the Employment Termination Date or if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service relationship for any reason even if the termination is in violation of an obligation of the Company or a Related Corporation to you.

         13. BINDING EFFECT. This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

         THE FOLLOWING SECTION 14 APPLIES ONLY TO NON-US RESIDENTS

         14. LIMITATION ON RIGHTS; NO RIGHT TO FUTURE GRANTS; EXTRAORDINARY ITEM OF COMPENSATION. By entering into this Agreement and accepting the grant of the Option evidenced hereby, you acknowledge: (a) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) that the grant of the Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (c) that all determinations with respect to any such future grants, including, but not limited to, the times when options will be granted, the number of shares subject to each option, the option price, and the time or times when each option will be exercisable, will be at the sole discretion of the Company; (d) that your participation in the Plan is voluntary; (e) that the value of the Option is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (f) that the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards,

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pension or retirement benefits or similar payments; (g) that the vesting of the
Option ceases upon termination of employment or service relationship with the Company for any reason except as may otherwise be explicitly provided in the Plan or this Agreement or otherwise permitted by the Plan Administrator; (h) that the future value of the Shares underlying the Option is unknown and cannot be predicted with certainty; and (i) that if the Shares underlying the Option do not increase in value, the Option will have no value.

         15. EMPLOYEE DATA PRIVACY. By entering this Agreement, you (a) authorize the Company and your employer, if different, and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its affiliates any information and data the Company requests in order to facilitate the grant of the Option and the administration of the Plan; (b) waive any data privacy rights you may have with respect to such information; and (c) authorize the Company and its agents to store and transmit such information in electronic form.

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